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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Padgett                            Nick
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   (Last)                            (First)              (Middle)

                       150 N. Michigan Avenue, Suite 3400
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                                    (Street)

   Chicago                             IL                   60601
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                               February 17, 2000*

* Anticipated effective date of Inforte Corp. Form 8-A
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                              Inforte Corp. (INFT)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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   Common Stock                          660,000                     D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Option                   Note 1     12/31/07        Common Stock           100,000       $.235          D
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Option                   Note 2     12/31/07        Common Stock           100,000       $.235          D
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Option                   12/31/00   12/31/07        Common Stock            25,000       $.235          D
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Option                   12/31/01   12/31/07        Common Stock            25,000       $.235          D
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Option                   12/31/02   12/31/07        Common Stock            25,000       $.235          D
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Explanation of Responses:

Note 1: Option vests in full upon the earlier of December 31, 2001 or completion of Inforte's IPO.

Note 2: Option vests on the date that Inforte Corp. releases its eighth quarterly statement of earnings as a public company after its IPO.



        /s/ Stephen C.P. Mack                               February 16, 2000
---------------------------------------------            -----------------------
      Stephen C.P. Mack, attorney-in-fact                          Date
      for Nick Padgett

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            SPECIAL POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the undersigned director, officer or beneficial owner of more than 10% of the common stock of Inforte Corp. hereby constitutes and appoints Stephen Mack, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (I) an Initial Statement of Beneficial Ownership of Securities Form 3; (ii) any Statement of Changes in Beneficial Ownership of Securities on Form 4, and (iii) any Annual Statement of Changes in Beneficial Interest on Form 5, including any and all amendments thereto, relating to equity securities of Inforte Corp. and to file the same together with any other documents in connection therewith with the Securities and Exchange Commission at any time through December 31, 2000.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 26 day of January, 2000.



                                        /s/ Nick Padgett
                                        ----------------------------------------
                                        Nick Padgett